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                                   IMPERIAL BANK
                                    MEMBER FDIC

                                   LOAN AGREEMENT

                           DATED AS OF: DECEMBER 12, 1997

THIS LOAN AGREEMENT, dated as of December 12, 1997, is entered into between IMAGE GUIDED TECHNOLOGIES, INC., a Colorado corporation (herein called "Borrower"), and IMPERIAL BANK, a California bank (herein called "Bank").

     1.   REVOLVING LOANS.

     a. COMMITMENT TO MAKE REVOLVING LOANS. Bank hereby commits, subject to all the terms and conditions of this Agreement, and prior to the termination of the Commitment as hereinafter provided, to make loans to Borrower from time to time ("Revolving Loans") in such amounts up to, but not exceeding in the aggregate unpaid principal balance at any time, the Commitment Amount at such time. The Bank's Commitment shall terminate on the Commitment Termination Date, and Bank shall have no obligation hereunder to make any Revolving Loans to Borrower after that date. The Commitment may terminate prior to the Commitment Termination Date in accordance with Section 11 or 12 hereof.

     b. REQUESTS FOR REVOLVING LOANS. Each request for a Revolving Loan hereunder shall be in writing duly executed by Borrower in a form satisfactory to Bank and shall contain a certification (i) setting forth, in reasonable detail, calculations establishing to the reasonable satisfaction of Bank that Borrower is entitled to the amount of the Revolving Loan being requested, (ii) that on the date of such Revolving Loan, and before and after giving effect to such Revolving Loan, all representations and warranties of the Principal Companies set forth herein and in the other Loan Documents will be true and correct, and (iii) that no Default or Event of Default shall be continuing on the date of such Revolving Loan, either before or after giving effect to such Revolving Loan or the application by Borrower of the proceeds thereof. Anything herein to the contrary notwithstanding, Bank shall not be obligated to make any Revolving Loan to Borrower while any Default or Event of Default shall be continuing, or if any Default or Event of Default would arise from the making of such Revolving Loan or the application of the proceeds thereof. The proceeds of Revolving Loans shall be used by Borrower for general corporate purposes not prohibited by this Agreement.

     c. LOAN ACCOUNT; REPAYMENTS AND PREPAYMENTS OF REVOLVING LOANS. The amount of each Revolving Loan made by Bank to Borrower hereunder shall be debited to the loan ledger account of Borrower maintained by Bank (herein called "Loan Account"), and Bank shall credit the Loan Account with all repayments of Revolving Loans made by Borrower. Borrower promises to pay Bank the unpaid balance of the Loan Account on June 30, 1999 or such earlier date on which the outstanding principal of the Revolving Loans shall be declared to be or shall otherwise become due and payable pursuant to Section 11 or 12 hereof (June 30, 1999 or such earlier date being called the "Revolving Loan Maturity Date"). Revolving Loans may be prepaid by Borrower at any time without premium or penalty.

     In the event that the unpaid balance of the Loan Account shall at any time exceed the maximum amount of outstanding Revolving Loans to which Borrower is entitled under SECTION 1.a, Borrower promises immediately to pay to Bank, for credit to the Loan Account, the amount of such excess.

     d. REVOLVING NOTE. The obligations of Borrower in respect of the Revolving Loans and any interest accrued thereon shall also be evidenced by a Promissory Note executed and delivered by Borrower to Bank on the date hereof, in the face amount of $2,000,000 ("Revolving Note"). Borrower hereby irrevocably authorizes Bank to make appropriate notations on any Schedule attached to such Revolving Note, which notations, if made, shall evidence the date of, the outstanding principal of and payments on the Revolving Loans evidenced thereby. Bank's notations on any Schedule attached to the Revolving Note shall constitute rebuttable presumptive evidence of the principal amount of Revolving Loans outstanding, but the failure to record such information on any such Schedule shall not limit or affect the obligations of Borrower hereunder or under the Revolving Note to make payments of principal or interest on the Revolving Loans when due.

     e. FINAL DETERMINATION OF ADVANCE RATE AND MAXIMUM COMMITMENT. Borrower acknowledges that, as of the date of this Agreement, Bank is conducting an audit of the Collateral of the Principal

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Companies, including the Accounts of the Principal Companies ("Collateral
Audit"). Upon completion of the Collateral Audit, Bank will prepare and deliver to Borrower the Collateral Audit Report, specifying the Advance Rate and the Maximum Commitment. From and after delivery by Bank to Borrower of the Collateral Audit Report, the Advance Rate and the Maximum Commitment specified in the Collateral Audit Report shall be applicable for all purposes of this Agreement, PROVIDED, HOWEVER, that any increase (above $1,250,000) in the Maximum Commitment reflected in the Collateral Audit Report shall only be effective from and after the closing date of the Qualified Financing. Until the closing date of the Qualified Financing, the Maximum Commitment originally specified herein ($1,250,000) shall continue to be applicable for all purposes of this Agreement. Borrower acknowledges that the Advance Rate specified by Bank in the Collateral Audit Report may be less than .75.

     2.   TERM LOAN.

     a. COMMITMENT TO MAKE TERM LOAN. Bank hereby commits to make a loan to Borrower on the date hereof ("Term Loan") in the amount of $4,000,000. The proceeds of the Term Loan shall be used by Borrower to finance the acquisition of Brimfield pursuant to the Agreement of Purchase and Sale, dated as of November 25, 1997, among Borrower, Brimfield and the stock holders of Brimfield ("Brimfield Purchase Agreement").

     b. REPAYMENT OF TERM LOAN. Borrower promises to pay to Bank the aggregate principal of the Term Loan in thirty-six equal monthly installments on the last day of each calendar month commencing with the first such installment payment on January 31, 1998. The aggregate outstanding principal amount of the Term Loan shall, if not sooner paid, be in any event due and payable in full on December 12, 2000 ("Term Loan Maturity Date"). The outstanding principal amount of the Term Loan may be prepaid by Borrower without penalty or premium at any time. Any such optional prepayments shall reduce each of the remaining installment payments of principal on the Term Loan in the inverse order of the respective due dates of such installments.

The obligations of Borrower in respect of the Term Loan and any interest accrued thereon shall be evidenced by a Promissory Note executed and delivered to Bank on the date hereof, in the face amount of $4,000,000 ("Term Note"). Borrower hereby irrevocably authorizes Bank to make appropriate notations on any Schedule attached to the Term Note, which notations, if made, shall evidence the date of, the outstanding principal of, and payments on the Term Loan evidenced thereby. Bank's notations on any Schedule attached to the Term Note shall constitute rebuttable presumptive evidence of the principal amount of the Term Loan outstanding, but any failure to record any information on any such Schedule shall not limit or affect the obligations of Borrower hereunder or under the Term Note to make payments of principal or interest on the Term Loan when due.

     3. INTEREST. Borrower promises to pay to Bank interest (i) on the average daily unpaid balance of the Loan Account, at the rate of three quarters of one percent (.75%) per annum in excess of the rate of interest announced by Bank from time to time as its prime lending rate (as the same may vary from time to time, "Prime Rate") and (ii) on the aggregate outstanding principal amount of the Term Loan at the rate of one and one-half percent (1.5%) per annum in excess of the Prime Rate. Interest shall be computed at the above rates on the basis of the actual number of days elapsed divided by 360, which shall for interest computation purposes be considered one year. Interest accrued on the outstanding principal of the Loan Account, and on the outstanding principal of the Term Loan, shall be payable in arrears on the first day of each calendar month. All accrued and unpaid interest on the balance of the Loan Account shall in any event be due and payable on the Revolving Loan Maturity Date. All accrued and unpaid interest on principal of the Term Loan shall in any event be due and payable on the Term Loan Maturity Date.

     4. DEFAULT INTEREST, ETC. Upon the occurrence and during the continuance of any Event of Default, the entire principal balance of the Loan Account and the entire outstanding principal of the Term Loan (whether or not such balance or such principal shall then be due and payable hereunder) shall bear interest at the rate of five percent (5%) per annum in excess of the rate otherwise applicable to the principal balance of the Loan Account, or the outstanding principal of the Term Loan, as applicable. To the extent permitted by applicable law, all overdue interest, fees, charges and other sums (other than principal) payable under this Agreement and the other Loan Documents shall bear interest at the rate of five percent (5%) per annum in excess of the rate otherwise applicable to principal of the Term Loan. All interest that shall accrue under this SECTION 4 shall be due and payable upon demand by Bank and, in any event, on the first day of each calendar month.

     5. PAYMENTS. All payments required to be made by Borrower to Bank hereunder or under any of the Loan Documents shall be made at the SANTA CLARA REGIONAL OFFICE OF BANK AT 226 AIRPORT PARKWAY, SAN JOSE, CALIFORNIA, on or prior to 11:00 a.m., San Jose time, on the due date of such payment, without any set-off or counterclaim, and in immediately available funds. Any partial payments of the obligations of Borrower hereunder or

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under any of the other Loan Documents, except where this Agreement or any other Loan Document otherwise specifies, shall be applied FIRST, to any charges, sums or other amounts (other than principal or interest) due and payable under the Loan Documents, SECOND, to accrued and unpaid interest, and THIRD, to the unpaid balance of the Loan Account or the Term Loan, in such order as Bank shall determine.

     6. SECURITY. All of the obligations of Borrower to Bank under this Agreement, the Revolving Note, and the other Loan Documents shall be secured by and entitled to the benefit of certain Collateral, and to the benefit of certain guaranties provided by the Guarantors. Reference is made to the Loan Documents for a complete description of the Collateral, and of the rights of Bank with respect thereto, and to the Guaranty Agreement for a complete description of such guaranties, and of Bank's rights with respect thereto.

     7. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

     "Accounts" means any right to payment for goods sold or leased, or to be sold or leased, or for services rendered or to be rendered, no matter how evidenced, including accounts receivable, contract rights, chattel paper, instruments, purchase orders, notes, drafts, acceptances, general intangibles, and other forms of obligations and receivables. The amount of any Account shall be determined in accordance with generally accepted accounting principles.

     "Advance Rate" means (i) initially, .75, and (ii) upon completion by Bank of the Collateral Audit, the figure specified by Bank in the Collateral Audit Report as the Advance Rate for purposes of the Borrowing Base.

     "Ancillary Documents" means, collectively, (i) the Brimfield Purchase Agreement, (ii) the Subordinated Note, and (iii) each other agreement designated by Borrower and Bank from time to time as an "Ancillary Document" for purposes of this Agreement and the other Loan Documents.

     "Associated Person" means (i) any person (other than any Principal Company) that is an affiliate of any Principal Company (including, without limitation, any officer or director of any Principal Company, and any corporation, partnership, limited liability company or other entity (other than any Principal Company) that controls or is controlled by any of the foregoing, and (ii) any parent, child, sibling or spouse of any individual person described in clause (i) above, and any corporation, partnership, limited liability company or other entity (other than any Principal Company) that controls or is controlled by any such parent, child, sibling or spouse.

     "Authorizing Resolutions" means, relative to any class or series of capital stock of any person, any resolutions of the Board of Directors of such person setting forth the powers, designations, preferences and relative, participating, optional or other rights of, or the qualifications, limitations or restrictions of, such class or series of capital stock.

     "Borrowing Base" means, at any time, the product of (i) the Advance Rate at such time, MULTIPLIED BY (ii) the amount of Eligible Accounts at such time.

     "Brimfield" means Brimfield Precision Inc., a Massachusetts corporation.

     "Change in Control" means any event or series of events (including a merger or consolidation) as a result of which (i) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended, together with their affiliates, (ii) shall hold or acquire, directly or indirectly, outstanding voting shares of Borrower such that such person or group, together with such affiliates thereof, is or becomes the "beneficial owner" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act of 1934, as amended) of outstanding voting shares of Borrower entitling such person or group, together with such affiliates, to exercise more than 30% of the total voting power of all classes of outstanding voting shares of Borrower, or (iii) shall have a sufficient number of its or their nominees elected to Borrower's Board of Directors such that such nominees so elected (whether new or continuing as directors) shall constitute a majority of Borrower's Board of Directors, or (iv) individuals who are directors of Borrower on the date hereof (and any new director whose election by the directors of Borrower or nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the directors of Borrower.

     "Collateral" means any and all property of any Principal Company which is or shall be assigned to Bank as security or in which Bank now has or hereafter acquires a security interest to secure the payment

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and performance of any of the obligations of Borrower or any other Principal
Company to Bank under this Agreement or any of the other Loan Documents.

     "Collateral Audit Report" means the report prepared by Bank and delivered to Borrower upon completion of the Collateral Audit specifying the results of the Collateral Audit and Bank's determination of the Advance Rate and the Maximum Commitment for purposes of this Agreement.

     "Commitment" means Bank's commitment to make Revolving Loans pursuant to
SECTION 1.a hereof.

     "Commitment Amount" means, at any time, an amount equal to the lesser of
(i) the Maximum Commitment at such time, and (B) the Borrowing Base at such time.

     "Commitment Termination Date" means June 30, 1999.

     "Consolidated Debt Service" means, in relation to Borrower and its subsidiaries for any period, the sum of (i) the consolidated interest expense of Borrower and its subsidiaries for such period, PLUS (ii) all amounts for which Borrower or its subsidiaries shall be obligated (without regard to any applicable subordination provisions or other similar prohibitions) to make cash payments during such period in respect of principal of Indebtedness for Borrowed Money.

     "Consolidated EBITDA" means, in relation to Borrower and its subsidiaries for any period, the sum of (i) the consolidated net operating profit of Borrower and its subsidiaries for such period, PLUS (ii) the aggregate amount of all depreciation and amortization expense of Borrower and its subsidiaries for such period to the extent, but only to the extent, that such aggregate amount was deducted in determining consolidated net operating profit of Borrower and its subsidiaries for such period. For purposes of calculating Consolidated EBITDA of Borrower and its subsidiaries for any period, there shall be excluded from such Consolidated EBITDA all net operating profit (or loss) and all related depreciation and amortization expense attributable to any property or business sold by any Principal Company during such period, determined as if such property or business was not owned at any time by Borrower or its subsidiaries during such period.

     "Debt Service Coverage Ratio" means, in relation to Borrower and its subsidiaries for any period, the ratio of (i) the Consolidated EBITDA of Borrower and its subsidiaries for such period, to (ii) the Consolidated Debt Service of Borrower and its subsidiaries as at the last day of such period.

     "Default" means any of the events specified in Section 11(i) through 11(xii) hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

     "Eligible Accounts" means all Accounts of the Principal Companies, EXCLUDING, HOWEVER, (i) all Accounts under which payment is not received within 90 days from any invoice date, (ii) all Accounts against which the account debtor or any other person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by the Account (but only to the extent of such claim, defense or offset), (iii) any Accounts if the account debtor or any other person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors or whose credit standing is unacceptable to Bank and Bank has so notified Borrower, (iv) any other Accounts that Bank in its reasonable discretion shall determine are ineligible from time to time, and Bank so notifies Borrower, (v) fifty percent (50%) of otherwise Eligible Accounts with respect to which 25% or more of the account debtor's total accounts or obligations outstanding to the Principal Companies are more than 90 days from invoice date, (vi) for Accounts representing more than 25% of the total Accounts of the Principal Companies, the balance in excess of the 25% (however, Bank may deem, in its reasonable discretion, the entire amount, or any portion thereof, eligible), (vii) Accounts with respect to international transactions unless insured by an insurance company acceptable to Bank or covered by letters of credit issued or confirmed by a bank acceptable to Bank, (viii) Accounts with respect to which the account debtor is any Principal Company or any officer, director, shareholder, employee, subsidiary or affiliate of any Principal Company, (ix) Accounts where the account debtor is a seller to any Principal Company, whereby a potential offset (contra) exists, (x) consignment or guaranteed sales, (xi) bill and hold Accounts,
(xii) collection Accounts, (xiii) C.O.D. Accounts, (xiv) distributor sample Accounts, whereby Accounts are offset by commissions payable, (xv) government receivables, unless formally assigned to Bank in accordance with the Federal Assignment of Claims Act or applicable state laws, and (xvi) Accounts over which Bank does not have a first priority perfected security interest (including without limitation Accounts arising out of any sale of any Atlas Copco products).

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     "Event of Default" is defined in Section 11 hereof.

     "Guarantors" means, collectively, Brimfield and each other subsidiary of Borrower that is designated by Bank and Borrower as, and that agrees to become a party to the Guaranty Agreement as, a "Guarantor" thereunder.

     "Guaranty Agreement" means the Guaranty Agreement of the Guarantors, dated as of the date hereof, as amended and in effect from time to time.

     "Indebtedness for Borrowed Money" means, in relation to any person at any time, (i) all indebtedness of such person for borrowed money (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid), all indebtedness of such person relative to the face amount of all letters of credit, whether or not drawn, all indebtedness of such person constituting capitalized lease obligations, and all other obligations of such person for the deferred purchase price of property or services (other than in the ordinary course of business), and (ii) all guarantees or other contingent obligations of such person in respect of any indebtedness of any other persons of the kind described in CLAUSE (i) of this definition.

     "Interest Coverage Ratio" means, in relation to Borrower and its subsidiaries for any period, the ratio of (i) Consolidated EBITDA of Borrower and its subsidiaries for such period, to (ii) the consolidated interest expense of Borrower and its subsidiaries for such period.

     "Leverage Ratio" means, as at any date, the ratio of (i) the consolidated total liabilities of Borrower and its subsidiaries as at such date, to (ii) the Tangible Net Worth of Borrower and its subsidiaries determined at such date.

     "Loan Documents" means, collectively, (i) this Agreement, (ii) each of the following documents or instruments executed and delivered to Bank in connection with the financing arrangements contemplated hereby: the Revolving Note, the Term Note, the Security Agreement, the Trademark Collateral Security and Pledge Agreements, the Patent Collateral Security and Pledge Agreements, the Guaranty Agreement, and the Stock Pledge Agreement,
(iii) the Subordination Agreement and (iv) each other instrument or agreement evidencing, guarantying or securing any of the obligations of Borrower or any of the other Principal Companies to Bank under this Agreement or any other Loan Document, in each case, as amended and in effect from time to time.

     "Materially Adverse Effect" means, in relation to any event, occurrence or development, (i) a material adverse effect on the business, property, operations or financial condition of Borrower and its subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of Borrower or any other Principal Company to perform any of its obligations, covenants or agreements under this Agreement or any other Loan Document, or (iii) a material impairment of the validity or enforceability of any Loan Document, or a material impairment of the rights, remedies or benefits available to Bank under any Loan Document.

     "Maximum Commitment" means, (i) initially, $1,250,000, and (ii) upon completion by Bank of the Collateral Audit (and subject to the provisions of SECTION 1.e above), the amount specified by Bank as the Maximum Commitment for Revolving Loans in the Collateral Audit Report.

     "Permitted Capital Stock" means any capital stock of the Borrower with respect to which the Principal Companies shall have no obligation, contingent or otherwise, under its articles of incorporation or Authorizing Resolutions, or pursuant to any contractual obligation, to (a) declare or pay any dividend, (b) make any redemption, repurchase, retirement or acquisition, whether through a subsidiary of such person or otherwise, (c) make any return of capital thereon, or (d) make any other distribution of any kind.

     "Principal Companies" means, collectively, Borrower and each Guarantor.

     "Qualified Equity Financing" means a Financing involving exclusively the issuance and sale by Borrower of Borrower's Permitted Capital Stock for or in consideration of cash proceeds actually received by Borrower at the initial closing thereof of $1,000,000 or more.

     "Reference Period" means each period of four (4) consecutive fiscal quarters of Borrower ending on the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending December 31, 1997.

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"Subordinated Note" means to 12% Subordinated Promissory Note, dated as of
December 12, 1997, between Cruttenden Roth, Inc. and Borrower.

     "Subordination Agreement" means the Subordination Agreement, dated as of December 12, 1997, between Cruttenden Roth, Inc. and Borrower, as amended, restated or otherwise modified from time to time.

     "Tangible Net Worth" means, as at any date, (i) consolidated total assets of Borrower and its subsidiaries as at such date (but in any event EXCLUDING all value for goodwill, trademarks, patents, organization expenses and other similar intangible items), LESS (ii) consolidated total liabilities of Borrower and its subsidiaries as at such date (excluding the outstanding principal amount of the Subordinated Note at such date), LESS (iii) the consolidated amount of deferred expense of Borrower and its subsidiaries as at such date.

     "Warrants" means the Common Stock Purchase Warrant of the Borrower issued to the Bank on the date of this Agreement, and any other Common Stock Purchase Warrant issued in substitution or exchange therefor, or in accordance with the last paragraph of Section 11 hereof.

     8. FINANCIAL INFORMATION. All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous years.

     9. WARRANTIES, ETC. In order to induce Bank to make loans to Borrower under this Agreement, Borrower represents and warrants to Bank that (each of which representations will be deemed repeated as of the date of any Revolving Loan hereunder as if made on such date):

     a. ORGANIZATION; POWER AND AUTHORITY. Each Principal Company is duly organized and existing as a corporation in the jurisdiction of its organization; each of the Loan Documents to which any Principal Company is a party has been duly and validly executed and delivered by such Principal Company; and the execution, delivery and performance by each Principal Company of each Loan Document to which such Principal Company is a party are within such Principal Company's corporate powers, have been duly authorized by such Principal Company, and are not in conflict with any applicable law or with any Ancillary Documents, any of the charter documents of any charter or by-laws, or any indenture, material agreement or undertaking to which any Principal Company is a party or by which any Principal Company is bound or affected. The obligations of each Principal Company set forth in the Loan Documents (including the Guaranty Agreement) to which such Principal Company is a party constitute legal, valid and binding obligations of such Principal Company, enforceable against such Principal Company in accordance with their respective terms, SUBJECT, HOWEVER, to any applicable bankruptcy or insolvency laws affecting generally the enforcement of creditors' rights against such Principal Company, and to the discretion of any court with respect to the enforcement of any equitable remedies.

     The Warrant has been duly and validly executed and delivered by Borrower; the execution, delivery and performance of the Warrant are within Borrower's corporate powers, have been duly authorized and are not in conflict with any applicable law or with the terms of Borrower's charter or by-laws, as amended, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected. The obligations of Borrower set forth in the Warrant constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, SUBJECT, HOWEVER, to any applicable bankruptcy or insolvency laws affecting generally the enforcement of creditors rights against Borrower, and to the discretion of any court with respect to the enforcement of any equitable remedies.

     b. LITIGATION. There is no litigation or other proceeding pending or threatened against or affecting any Principal Company that could reasonably be expected to have a Materially Adverse Effect, and no Principal Company is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

     c.   FINANCIAL CONDITION.

     i. The unaudited consolidated balance sheet of Borrower and its subsidiaries as of September 30, 1997, and the related unaudited consolidated income statement and cash flows of Borrower and its subsidiaries (collectively, "Financials"), copies of which have heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit, and not subsequently supplemented, modified or amended in writing to Bank, are true and correct, and the Financials fairly present the consolidated financial condition of Borrower and its subsidiaries as of the dates thereof and the consolidated results of

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the operations of Borrower and its subsidiaries for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since September 30, 1997, there have been no events or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Materially Adverse Effect. Borrower has no knowledge of any liabilities, contingent or otherwise, at September 30, 1997 not reflected in the balance sheet as of such date which are required under such generally accepted accounting principles to be so reflected, and Borrower has not entered into any special commitments or substantial contracts since the date of such balance sheet, other than the Brimfield Purchase Agreement and other contracts entered into in the ordinary and normal course of its business which could not reasonably be expected to have a Materially Adverse Effect. Except for Borrower's and the Guarantors' obligations under the Loan Documents, and the Indebtedness for Borrowed Money reflected in SCHEDULE 10(b)(v) attached hereto, none of the Principal Companies has any Indebtedness for Borrowed Money.

     ii. The projected consolidated financial statements of Borrower and its subsidiaries for the fiscal years ending December 31, 1997, December 31, 1998, and December 31, 1999, in each case prepared on a PRO FORMA basis giving effect to the transactions contemplated by the Brimfield Purchase Agreement ("Projections"), copies of which have heretofore been delivered by Borrower to Bank, have been prepared on the basis of the assumptions accompanying them and reflect the best good faith estimates by Borrower of the performance of Borrower and its subsidiaries for the periods covered thereby, and the financial condition of Borrower and its subsidiaries as of the dates thereof, based on such assumptions.

     d. TRADEMARKS, PATENTS, COPYRIGHTS. Each Principal Company, as of the date hereof, possesses all necessary trademarks, service marks, trade names, copyrights, patents, patent rights, and licenses known to be required to conduct its business as now operated, without any known conflict with any trademarks, trade names, copyrights, patents or license rights of others.
SCHEDULE 9(d) sets forth a true and complete list and description of each (i) patent or patent application held or filed by any Principal Company, (ii) registered trademark or service mark, or trademark or service mark registration application, held or filed by any Principal Company, and (iii) material copyright of any Principal Company, and, with respect to each such copyright, whether such copyright has been registered by such Principal Company or whether such Principal Company has applied for any such registration.

     e. TAX STATUS. No Principal Company has any liability for any delinquent state, local or federal taxes.

     f. SUBSIDIARIES; CAPITALIZATION: SCHEDULE 9(F) sets forth a true and complete list of all direct and indirect subsidiaries of Borrower, together with its state of organization or incorporation. SCHEDULE 9(f) also sets forth with respect to each Guarantor, the authorized capital stock of such Guarantor, the number of shares of capital stock of each Guarantor outstanding as of the date hereof, and the holder of such capital stock. Except as set forth on SCHEDULE 9(f), there are no outstanding options, warrants, subscription rights or other rights to purchase or acquire any capital stock of any Guarantor, and there are no outstanding securities convertible into or exchangeable for any capital stock of any Guarantor.

     g. AFFILIATE TRANSACTIONS. Except as described in SCHEDULE 9(g) attached hereto, no Principal Company is a party to or otherwise bound by any written or oral contracts with any Associated Person. Except as described on
SCHEDULE 9(g), there is no Indebtedness for Borrowed Money owing by any Principal Company to any Associated Person, and there is no Indebtedness for Borrowed Money owing by any Associated Person to any Principal Company. Borrower has delivered to Bank a true and complete copy of each contract (or, where such contract is oral, a true and complete description thereof) described in SCHEDULE 9(g).

     h. OTHER REPRESENTATIONS. Each of the representations and warranties of any Principal Company in any of the other Loan Documents is true and correct. To the best knowledge of the Borrower, each of the representations and warranties of Brimfield or any stockholder of Brimfield set forth in the Brimfield Purchase Agreement was true and correct in all material respects as of the date made, and is true and correct on the date hereof.

     i. BRIMFIELD PURCHASE AGREEMENT. Simultaneously with the closing of the transactions contemplated by this Agreement, the Borrower will acquire all of the outstanding capital stock of Brimfield. All of the conditions to closing by Borrower set forth in the Brimfield Purchase Agreement (as in effect on the original date thereof) have been satisfied, without any amendment or waiver of any such conditions not approved in writing by Bank. The sources and uses of funds statement delivered by Borrower to Bank on December 11, 1997 represents a true and accurate description of the sources and uses of funds of Borrower in connection with the transactions contemplated by the Brimfield Purchase Agreement.

     j. KEY CUSTOMERS. SCHEDULE 9(j) hereto lists the five largest customers of each of the Principal Companies for the 1997 calendar year. Except as set forth on SCHEDULE 9(j), no such customer has canceled or otherwise terminated its relationship with the Principal Companies or its usage or purchase of products or services of the Principal Companies. Except as set forth on SCHEDULE 9(j), Borrower has no knowledge that any such customer intends to cancel or otherwise materially and adversely modify its relationship with the Principal Companies, or to decrease materially or limit materially the purchase of products or services of the Principal Companies.

     k. PRODUCT LIABILITY CLAIMS. The representations of Borrower set forth in the section captioned "The Risk of Product Liability Claims" set forth in Borrower's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 ("1996 10-K") and in Borrower's Quarterly Report on Form 10-QSB for the fiscal quarter of Borrower ended September 30, 1997 ("September 10-Q"), were true and correct when made, and are true and correct on and as of the date of this Agreement as if repeated in their entirety on the date hereof.

     l. PATENT INFRINGEMENT. To the best knowledge of Borrower, neither Borrower nor any of Borrower's customers have received any notice (whether written or oral) that any one or more of Borrower's products, or any one or more products of any such customer in which any of Borrower's products are embedded infringes any patent or other intellectual property of any other person.

     10.  COVENANTS.

     a. CERTAIN AFFIRMATIVE COVENANTS. Borrower affirmatively covenants that so long as any obligations of any Principal Company to Bank under this Agreement or any other Loan Document remain outstanding or the Commitment remains outstanding, the Principal Companies will:

     i. ACCOUNTS RECEIVABLE. Within 20 days after each month-end, deliver to Bank an accounts receivable aging for such month reconciled to the general ledgers of Borrower and its subsidiaries, a detailed accounts payable aging for such month reconciled to the general ledgers of Borrower and its subsidiaries, and a certificate setting forth Borrower's calculation of the Borrowing Base as at the end of such month, in reasonable detail. All of the foregoing will be in form satisfactory to Bank.

     ii.  FINANCIAL AND OTHER REPORTS.

     (A) Within 20 days after each month-end (other than the last month of each fiscal quarter), deliver to Bank a consolidated balance sheet of Borrower and its subsidiaries as at the end of such month, together with related consolidated statements of operations and cash flows for such month, in form satisfactory to Bank, all certified as to fairness of presentation by the chief financial officer of Borrower.

     (B) Within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, deliver to Bank a consolidated balance sheet of Borrower and its subsidiaries as at the end of such fiscal quarter, together with related consolidated statements of operations and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, all certified as to fairness of presentation by the chief financial officer of Borrower.

     (C) Within 90 days after the end of each fiscal year, deliver to Bank a consolidated balance sheet of Borrower and its subsidiaries as at the end of such fiscal year, together with related consolidated statements of operations and cash flows for such fiscal year, and together with a Changes in Financial Position Statement, prepared on an audited basis with an unqualified opinion by an independent certified public accountant selected by Borrower but reasonably acceptable to Bank.

     (D) Promptly upon completion thereof, and in any event not later than December 1 of each fiscal year, deliver to Bank a copy of the annual business plan and budget of Borrower and its subsidiaries for the next fiscal year, including budgeted results for each fiscal quarter and for the fiscal year as a whole, and upon the delivery of any financial statements relating to any period included in such budget, a summary comparing the actual financial performance of Borrower and its subsidiaries during such period to that shown in the budget.

     (E) Promptly upon obtaining knowledge thereof, deliver to Bank written notice of the occurrence of any event which has had, or is reasonably likely to have, a Materially Adverse Affect.

     (F) Promptly upon any filing thereof by Borrower, any annual, periodic, or special reports or registration statements which Borrower may file with the Securities and Exchange Commission or with any other securities exchange.

     (G) Deliver to Bank, promptly upon Bank's request, all other information relating to the affairs of Borrower and its business as Bank may reasonably request.

     iii. OTHER NOTICES.

     (A) Promptly upon obtaining knowledge thereof, deliver to Bank written notice of the occurrence of any Default or Event of Default.

     (B) Promptly upon obtaining knowledge thereof, deliver to Bank written notice of (1) the occurrence of any event which constitutes a material default or breach of a material promise or agreement of any person under any Ancillary Document (together with a brief description thereof), or (2) any amendment, modification or supplement to any Ancillary Document.

     iv. COMPLIANCE CERTIFICATE. Together with the financial statements described in subparagraph (ii)(B) below for any fiscal quarter, deliver to Bank a certificate, prepared and signed by the chief financial officer of Borrower, certifying as to (A) compliance by the Principal Companies with the covenants set forth in PARAGRAPH 10(b)(ii) through (iv) hereof for the fiscal quarter most recently ended, and showing, in reasonable detail, the calculations necessary to demonstrate such compliance and (B) the absences of any Defaults or Events of Default.

     v. RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises, licenses and other authorities adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and maintain and preserve its limited liability or corporate existence and good standing.

     vi. INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property including, but not limited to, the Collateral against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses. At the request of Bank, each Principal Company will provide evidence of property and casualty and general liability insurance in amounts and types reasonably acceptable to Bank. Bank will be named as Loss Payee and Additional Insured on such policies, and, in the event Bank takes possession of any Collateral, the insurance policy or policies and any unearned or returned premium thereon shall at the option of Bank become the sole property of Bank, and such policies and the proceeds of any other insurance covering or in any way relating to the Collateral, whether now in existence or hereafter obtained, shall be assigned to Bank.

     vii. TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all of its indebtedness and other liabilities, except to the extent and so long as:

     (A) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

     (B) it shall have set aside on its books reserves segregated (to the extent required by generally accepted accounting practice) and adequate with respect thereto.

     viii. RECORDS AND REPORTS. Maintain a system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; and permit Bank's representatives to have access to, and to examine, its properties, books and records at all reasonable times.

     ix. FURTHER ASSURANCES. Upon the request of Bank from time to time, at its own expense, promptly execute and deliver all such further instruments, and take all such further action that may be necessary or appropriate, or that Bank may reasonably request, in order to perfect, preserve or protect any liens granted or purported to be granted under the Loan Documents, to enable Bank to exercise and enforce any of its rights or remedies under this Agreement or any of the other Loan Documents or otherwise to carry out the intent of this Agreement or any of the other Loan Documents.

     x. REIMBURSEMENT OBLIGATIONS. Reimburse Bank upon demand for any and all legal costs, including all reasonable attorneys' fees, and other expenses incurred in connection with any and all amendments or modifications of, and any and all consents or waivers under, this Agreement or any of the other Loan Documents, the enforcement of any term or provision of this Agreement, the Guaranty Agreement, any of the other Loan Documents or the Warrant, the consideration of any legal questions relevant to the transactions contemplated by this Agreement, the other Loan Documents or the Warrant and the consideration and/or conduct of any proposed or actual "workout" of any of the obligations of any Principal Company under this Agreement, the Guaranty Agreement, or any of the other Loan Documents, and the structuring, preparation, negotiation, review, execution, or delivery of this Agreement, any of the other Loan Documents or the Warrant or amendments or waivers thereunder, or any related documents (whether or not any of the same become effective). COSTS FOR LEGAL FEES (EXCLUSIVE OF DISBURSEMENTS) ACCRUED IN CONNECTION WITH THE DOCUMENTATION, NEGOTIATION AND IMPLEMENTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE WARRANT THROUGH THE DATE OF THIS AGREEMENT SHALL BE PAID BY BORROWER ON OR PRIOR TO THE DATE OF ANY EXTENSIONS OF CREDIT UNDER THIS AGREEMENT.

     xi. INDEMNIFICATION. Indemnify and hold free and harmless Bank and each of its shareholders, officers, directors, employees, agents, subsidiaries and affiliates (collectively, the "Indemnified Parties" and, individually, an "Indemnified Party"), upon demand, from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses actually incurred in connection with any of the transactions contemplated by any of the Loan Documents (irrespective of whether such Indemnified Party is a party to the action for which indemnification is sought), including all reasonable fees and disbursements of counsel, all amounts paid in settlement for any third party claim for which Borrower and its subsidiaries shall have acknowledged and confirmed their obligation to indemnify Bank (provided that Bank will not enter into any settlement arrangement for which Borrower shall not have given its prior consent), and all court costs incurred from time to time by the Indemnified Parties or any of them, and all liabilities and expenses that may arise under any environmental laws; EXCEPT for acts of such Indemnified Parties which arise out of or by reason of such Indemnified Party's gross negligence or willful misconduct.

     b. CERTAIN NEGATIVE COVENANTS. Borrower agrees that so long as any obligations of any Principal Company to Bank under this Agreement, the Guaranty Agreement or any of the Loan Documents remain outstanding, or the Commitment remains outstanding, Borrower will not, and will not permit any Principal Company to, without Bank's written consent:

     i. TYPE OF BUSINESS. Make any material change in the character of its business.

     ii.  COVERAGE RATIOS.

          (A) Permit the Interest Coverage Ratio for any Reference Period to be less than 4.0:1.0.

          (B) Permit the Debt Service Coverage Ratio for any Reference Period identified in the table below to be less than the ratio set forth opposite such Reference Period.

----------------------------------------------------------------
                                                    Minimum
          Reference Period                        Debt Service
               Ending                            Coverage Ratio
          ----------------                       --------------
          Closing thru 6/29/98                      1.10:1.0
----------------------------------------------------------------
          6/30/98 thru 6/29/99                      1.25:1.0
----------------------------------------------------------------
          6/30/99 thru 3/30/00                      1.50:1.0
----------------------------------------------------------------
          3/31/00 and thereafter                    2.00:1.0
----------------------------------------------------------------

     iii. MINIMUM EBITDA. Permit the Consolidated EBITDA of Borrower and its subsidiaries (A) for any fiscal quarter to be less than $400,000, (B) for the period of three fiscal quarters ending September 30, 1998 to be less than $1,500,000, or (C) for any Reference Period, beginning with the Reference Period ending September 30, 1998, to be less than $2,000,000.

     iv.  LEVERAGE RATIOS.

     (A)  Permit the Leverage Ratio as at any date identified in the table
set forth be   low to be greater than the ratio set forth opposite such date.

----------------------------------------------------------------
                                              Maximum
                    Date                   Leverage Ratio
----------------------------------------------------------------
          Closing Date thru 6/29/98            3.00:1.0
----------------------------------------------------------------
            6/30/98 thru 12/30/98              2.00:1.0
----------------------------------------------------------------
            12/31/98 thru 6/29/99              1.75:1.0
----------------------------------------------------------------
            6/30/99 and thereafter             1.00:1.0
----------------------------------------------------------------

     (B) Permit the ratio of (1) Indebtedness for Borrowed Money of Borrower and its subsidiaries, determined on a consolidated basis, as at any date identified in the table below, DIVIDED BY (2) Consolidated EBITDA for the Reference Period ending on such date, to be greater than the ratio set forth opposite such date.

----------------------------------------------------------------
             Last day of Each
             Reference Period                    Minimum
                  Ending                          Ratio
----------------------------------------------------------------
           closing thru 6/29/98                  3.50:1.0
----------------------------------------------------------------
          6/30/98 thru 12/30/98                  2.25:1.0
----------------------------------------------------------------
          12/31/98 thru 6/29/99                  1.75:1.0
----------------------------------------------------------------
           6/30/99 thru 3/30/00                  1.25:1.0
----------------------------------------------------------------
          3/31/00 and thereafter                 1.00:1.0
----------------------------------------------------------------

     v. OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness for Borrowed Money other than (A) loans from Bank, (B) obligations existing on the date hereof set forth on SCHEDULE 10(b)(v), (C) loans made by any Principal Company to any other Principal Company permitted by SECTION 10(b)(vii), (D) Indebtedness for Borrowed Money of the Borrower or any of its subsidiaries entered into after the date of this Agreement in the form of capitalized lease obligations, PROVIDED that the aggregate outstanding amount of such capitalized lease obligations shall not at any time exceed $500,000, and (E) Indebtedness for Borrowed Money in respect of the Subordinated Note, in an aggregate outstanding principal amount not to exceed $500,000.

     vi. LIENS AND ENCUMBRANCES. Create, incur, assume or permit to exist any mortgage, pledge, encumbrance, lien (except for liens for taxes not yet due and payable or other similar liens incurred in the ordinary course of such Principal Company's business) or charge of any kind upon any asset now owned or hereafter acquired by it, other than (A) liens in Bank's favor and
(B) existing liens set forth on SCHEDULE 10(b)(vi), and (C) liens securing capitalized lease obligations permitted by PARAGRAPH (6)(v)(D), PROVIDED that no such lien shall cover any property other than the property leased under the applicable capitalized lease.

     vii. LOANS, INVESTMENTS, SECONDARY LIABILITIES. Except as otherwise set forth below, make any loans or advances to any person or other entity, other than to employees for relocation, travel or other business expenses in the normal and ordinary course of its business; or make any investment in the securities of any person or other entity, other than the United States Government, and other than short-term liquid investments consistent with the Borrower's historical cash management practices; or guarantee or otherwise become liable upon the obligations of any other person or entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business; or make any other investments. Nothing in this paragraph (vii) shall prohibit any cash investments, loans or advances by any Principal Company in any other Principal Company; PROVIDED THAT, while any Default or Event of Default is continuing, Borrower will not make any investments in or other loans or advances to any of its subsidiaries.

     viii. ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefore; or, except in the ordinary and normal course of its business, sell (including without limitation the selling of any property or other asset accompanied by leasing back of same) any property or assets. Upon any sale of any property or assets not permitted hereunder, Borrower shall pay to Bank, immediately upon receipt by Borrower or any other Principal Company, all of the net proceeds of such sale, for application by Bank to the outstanding obligations of Borrower under the Loan Documents in such manner as Bank shall deem appropriate.

     ix. DIVIDENDS, DISTRIBUTIONS, RESTRICTED PAYMENTS. Declare or pay any dividend or make any other distribution on or in respect of any shares or interests in the capital of any Principal Company or any securities convertible into or exchangeable for any shares or interests in the capital of any Principal Company (except so long as no Default or Event of Default is continuing, the
payment   of cash dividends by any Guarantor to any other Guarantor or to
Borrower); make any payment in respect of the purchase, repurchase, redemption or retirement of any of such shares or interests in the capital of any Principal Company or other securities; make any payment, prepayment or other distribution on, or any payment or distribution in respect of the purchase, repurchase, retirement or other acquisition of, any Indebtedness for Borrowed Money or other liability of any Principal Company to any Associated Person; or make any payment, prepayment or other distribution on, or any payment or distribution in respect of the purchase, repurchase, retirement or other acquisition of any obligations of Borrower under or in respect of, the Subordinated Note, except any such payments or distributions that are not prohibited by the Subordination Agreement. Borrower shall not at any time make any payments on or in respect of, or in respect of the purchase, repurchase, retirement or other acquisition of any indebtedness or other liabilities of Borrower to any of its subsidiaries. This PARAGRAPH (ix) shall not prohibit the payment by any Principal Company of any salaries or bonuses to employees, or the making by any Principal Company of any loans or advances to employees, in each case in the ordinary and normal course of its business (it being understood that the exercise of stock options or warrants pursuant to "cashless" exercise provisions or the withholding of shares of common stock exercisable upon issuance of employee stock options to cover payment of applicable withholding taxes shall not constitute a repurchase of shares of capital stock for purposes of this PARAGRAPH (ix)).

     x. TRANSACTIONS WITH ASSOCIATED PERSONS. Engage in any transactions with any Associated Person, EXCEPT transactions in the ordinary and normal course of business which (A) include only terms and conditions that are fair and equitable to each Principal Company, (B) do not violate or otherwise conflict with any of the terms and provisions of this Agreement or any of the Loan Documents, (C) require the payment of no fees, charges or commissions by any Principal Companies to any Associated Person, and (D) involve terms no less favorable to any Principal Company than would be the terms of a similar transaction with any person other than an Associated Person.

     xi. CHANGE OF CONTROL TRIGGERING EVENTS. Enter into or undertake any transaction, arrangement or agreement (whether a consolidation, merger, issue or sale of capital stock or other securities, reorganization, voting agreement or otherwise) that will or could reasonably be expected to result in a Change of Control.

     xii. FORMATION OF NEW SUBSIDIARIES. Form any new subsidiary unless (A) such subsidiary becomes a party to the Guaranty Agreement as a Guarantor thereunder and agrees to guaranty the obligations of Borrower under this Agreement and the Revolving Note, (B) such subsidiary becomes a party to the Security Agreement executed by the other Principal Companies on the date hereof, and (C) all capital stock or other equity interests of such subsidiary are pledged t o Bank as security for the obligations of Borrower and the other Principal Companies under this Agreement and the other Loan Documents pursuant to a pledge agreement satisfactory to Bank.

     xiii. AMENDMENT OF CERTAIN DOCUMENTS. Amend, restate or otherwise modify, or waive any of its rights under, any Ancillary Document, any agreements or instruments between or among any Principal Company and any Associated Person, or any charter document or by-laws of any Principal Company.

     xiv. ISSUANCE OR SALE OF SECURITIES. Issue or sell (i) any shares or other interests of any class in the capital of any Guarantor, (ii) any securities exchangeable for or convertible into or carrying any rights to acquire any shares or other interests of any class in the capital of any Guarantor, or (iii) any options, warrants or other rights to acquire any shares or other interests of any class in the capital of any Guarantor; EXCLUDING, HOWEVER, the pledge by Borrower to Bank pursuant to the Loan Documents of the outstanding shares of capital stock of the Guarantors.

     11. EVENTS OF DEFAULT; REMEDIES. Should any of the following events occur (any such event being referred to as an "Event of Default"): (i) default by any Principal Company in the payment when due of any obligation of such Principal Company under this Agreement or any of the other Loan Documents; (ii) default by Borrower of any agreement, promise or covenant of Borrower under SECTION 10(a)(i), 10(a)(ii), 10(a)(iii), 10(a)(iv), 10(a)(vi) or 10(b); (iii) default by any Principal Company in the due performance or observance of any of the agreements, promises or covenants of such Principal Company under any of the Loan Documents or any Warrant, other than, with respect to Borrower, any such agreements, promises or covenants described in clause (i) or (ii) above, which default shall continue unremedied for ten or more days after notice from Bank to Borrower; (iv) any material representation or warranty of any Principal Company set forth in any of the Loan Documents or any Warrant, or in any certificate, instrument or statement delivered to Bank pursuant to any Loan Document or any Warrant, shall be untrue or incorrect in any material respect when made; (v) default by any Principal Company or any other party of any of its material obligations or agreements under any Ancillary Document, which default continues unremedied for ten or more days after notice from Bank to Borrower; (vi) any Principal Company shall default in the payment when due (whether at stated maturity, by acceleration or otherwise) of $100,000 or more of any Indebtedness for Borrowed Money, or any Principal Company shall default in the observance or performance of any term, covenant or agreement contained in any instrument governing or evidencing any Indebtedness for Borrowed Money, and such default shall permit the holders of such Indebtedness for Borrowed Money to declare immediately due and payable or to otherwise accelerate Indebtedness for Borrowed Money in an aggregate amount exceeding $100,000; (vii) any Change of Control shall occur; (viii) Borrower shall have failed to complete a Qualified Financing on terms reasonably satisfactory to Bank on or prior to March 15, 1998; (ix) any Principal Company shall become insolvent or make an assignment for the benefit of creditors; (x) any Principal Company shall apply for or consent to or shall permit or suffer to exist the voluntary or involuntary appointment of a trustee, receiver, custodian, or liquidator of all or any material part of its property; (xi) any Principal Company shall have commenced against it, or shall voluntarily commence, any bankruptcy, reorganization or other similar proceeding under bankruptcy or insolvency laws or any dissolution, winding up or liquidation proceeding, which, in the case of any such involuntary proceeding, shall have been consented to by such Principal Company, shall have resulted in entry of an order for relief against such Principal Company, or shall have remained undismissed, undischarged or unbonded for a period of more than 60 days; or
(xii) any other event or circumstance shall occur or arise which, in the reasonable judgment of Bank, has had or is reasonably likely to have a Materially Adverse Effect; then, in any such event, Bank may, at its option and without demand first made and without notice to any Principal Company, do any one or more of the following: (a) terminate the Commitment; (b) declare all obligations of the Principal Companies to Bank under this Agreement, the Guaranty Agreement and the other Loan Documents immediately due and payable; and (c) proceed to enforce all or any of its rights under any of the Loan Documents or available at law or in equity. In the event Bank sells or disposes of any Collateral, and a sufficient sum is not realized from any such sale or disposition to pay all obligations of the Principal Companies to Bank under this Agreement, the Guaranty Agreement, any of the other Loan Documents or otherwise, each of the Principal Companies shall be liable to Bank for any deficiency.

     In addition, in the event of the occurrence of any Event of Default under CLAUSE (viii) above, Borrower will issue to Bank (x) on and as of March 15, 1997, a Warrant entitling the Bank to purchase 80,000 shares of Borrower's Common Stock (as proportionately adjusted for any stock splits, split-ups, stock dividends or other recapitalizations or other similar transactions effecting Borrower's Common Stock), at a purchase price per share calculated in the same manner as the initial Warrant hereunder (but as of March 15, 1998), and (y) on the last day of each calendar month thereafter (commencing March 31, 1998) on which such Event of Default is continuing, a Warrant entitling Bank to purchase 10,000 shares of Borrower's Common Stock (as proportionately adjusted for any stock splits, split-ups, stock dividends or other recapitalizations or other similar transactions affecting Borrower's Common Stock), at a purchase price per share calculated in the same manner as the initial Warrant hereunder (but as of the date of issuance of such additional Warrants). Each of the additional Warrants will be in substantially the form of the initial Warrant issued hereunder.

     12. ATTACHMENT, ETC. If any garnishment, execution or other legal process be issued against any property of any Principal Company, or if any assessment for taxes against any Principal Company is made by any Federal or State government or any department thereof relating to an amount unpaid or in dispute in excess of $100,000, the Commitment shall immediately terminate and all obligations hereunder or under any of the Loan Documents shall immediately become due and payable without demand, presentment or notice of any kind.

     13. SETOFF. Regardless of the adequacy of any Collateral, during the continuance of any Default or Event of Default, any deposits or other sums credited by or due from Bank to any Principal Company, and any securities or other investments or property of such Principal Company in the possession of Bank, may be applied to or set off against any obligations of such Principal Company to Bank under this Agreement or any other Loan Document.

     14. FEES. Borrower shall pay to Bank (a) a non-refundable closing fee for the transactions contemplated by the Loan Documents in an amount equal to $50,000, payable in four equal quarterly payments with the first payment due on the date hereof and the remaining three payments due on March 1, 1998, June 1, 1998 and September 1, 1998 (and, in any event, with any unpaid balance thereof due on the Revolving Loan Maturity Date), and (b) commitment fees at the annual rate of one half of one percent (0.5%) on the average daily amount by which the Maximum Commitment exceeds the outstanding balance of the Loan Account. The commitment fees shall be payable in arrears on the first day of each calendar month and on the Revolving Loan Maturity Date.

     15. SPECIAL POST-CLOSING COVENANT. On or prior to January 15, 1999, Borrower will deliver to Bank, in a form satisfactory to Bank, a registration rights agreement entitling Bank, on customary terms, to (i) one demand registration of the shares of Common Stock issuable upon exercise of the Warrants on Form S-3 or other similar "short-form", and (ii) unlimited "piggyback" registration rights with respect to such shares of Common Stock, subject to standard pro rata underwriter's cut-backs.

     16. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank in the exercise of any power, right or privilege hereunder, under the Guaranty Agreement or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise thereof or of any other right, power or privilege preclude

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

other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, not exclusive of, any other rights or remedies provided in any of the Loan Documents or at law or in equity.

     17. CHOICE OF LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER IN ANY MANNER PERMITTED BY CALIFORNIA LAW. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS.

     18. AMENDMENT AND WAIVER. This Agreement is subject to modification only by a writing signed by Bank and Borrower. Bank shall not be deemed to have waived any right hereunder unless such waiver shall be in writing and signed by Bank. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

     19. DATE OF AGREEMENT. This Agreement is executed by and on behalf of the parties as of December 12, 1997.

IMAGE GUIDED TECHNOLOGIES, INC.               IMPERIAL BANK
"BORROWER"                                    "BANK"

By: /s/ Jeffrey J. Hiller                     By: /s/ Oscar C. Jazdowski
    -----------------------------                 -----------------------------
Title: Vice President Finance                 Title: Senior Vice President


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